Exhibit 99.1

2008-12

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON IN AGREEMENT TO PROVIDE SUBSEA SYSTEMS OFFSHORE ANGOLA; VALUE OF INITIAL PHASE ESTIMATED AT $800 MILLION

HOUSTON (July 28, 2008) – Cameron (NYSE: CAM) has entered into a frame agreement for the supply of subsea production systems, including wellheads, trees, control systems, manifolds and chokes to a major development program offshore west Africa.  The order for the first phase of development under the agreement is worth approximately $800 million and includes 40 subsea trees and related equipment.  Deliveries are scheduled to begin in the second half of 2009.
Cameron will expand its existing infrastructure in Angola to provide local machining and assembly operations in support of Cameron’s commitment to local content for these developments.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from those described in forward-looking statements. These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company. Such factors include the timing and amount of the related orders and the Company’s ability to successfully manufacture and deliver the subsea systems ordered.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.